UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2009

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sale of CDMA Business and LTE Access Assets

On June 19, 2009, Nortel Networks Corporation (NNC) announced that it, its principal operating subsidiary Nortel Networks Limited (NNL) and certain of NNL’s subsidiaries, including Nortel Networks Inc. (together, Nortel), have entered into a “stalking horse” asset sale agreement (ASA) with Nokia Siemens Networks B.V. (NSN) for the sale of substantially all of its Code Division Multiple Access (CDMA) business and Long Term Evolution (LTE) Access assets for a purchase price of $650 million. The ASA includes the assumption of certain liabilities and is subject to purchase price adjustments under certain circumstances.

In connection with the transaction, at least 2,500 Nortel employees would have the opportunity to continue with NSN. Under the terms of the ASA, NNC and certain of its subsidiaries, including NNL, will at closing enter into a transition services agreement (TSA) with NSN pursuant to which Nortel will agree to provide certain transition services for a period of up to 24 months after closing of the transaction.

Nortel and NSN have made customary representations, warranties and covenants in the ASA, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the ASA and closing of the transaction.

The ASA also contains customary termination rights for Nortel and NSN. Pursuant to the ASA and subject to the exceptions contained therein, NSN would be entitled to a $19.5 million break-up fee, plus reimbursement of certain expenses, if NSN is not the successful bidder in the bidding process described below or the transaction is not consummated as a result of breaches of the ASA by Nortel.

Nortel will file the ASA with the United States Bankruptcy Court for the District of Delaware along with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code. A similar motion for the approval of the bidding procedures will be filed with the Ontario Superior Court of Justice. Consummation of the transaction is subject to higher or otherwise better offers, approval by the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice, and the satisfaction of other customary conditions, including governmental approvals such as in Canada and the United States.

Item 8.01 Other Events.

In addition to announcing the matters referenced under item 1.01 above, Nortel also announced that it is advancing in its discussions with external parties to sell its other businesses. Nortel will assess other restructuring alternatives for these businesses in the event it is unable to maximize value through sales.

Based on the transactions described under item 1.01 above and Nortel’s current assessment of its businesses in the context of its creditor protection proceedings, Nortel does not expect that NNC common shareholders and the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will ultimately result in the cancellation of these equity interests. As a result, Nortel will apply to delist the NNC common shares and the NNL preferred shares from trading on the Toronto Stock Exchange (TSX). Trading in such shares on the TSX is expected to be suspended, (commencing before the opening of trading on Monday, June 22, 2009) with the consent of the Monitor under the Canadian creditor protection proceedings, pending the TSX’s decision on the delisting application.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/s/ PAVITER S. BINNING
Paviter S. Binning
Executive Vice-President, Chief Financial Officer and Chief Restructuring Officer

By:	/s/ TRACY S.J. CONNELLY MCGILLEY
Tracy S.J. Connelly McGilley
Assistant Secretary

Dated: June 19, 2009